Exhibit 5.2
August 31, 2007
AstraZeneca PLC
15 Stanhope Gate
London W1Y 1LN
England
Ladies and Gentlemen:
     We are acting as special United States counsel to AstraZeneca PLC (the “Company”) in connection with the automatic shelf registration statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on August [31], 2007 by the Company for the purpose of registering under the United States Securities Act of 1933 (the “Act”) an indeterminate amount of the Company’s Debt Securities (the “Debt Securities”), which may issued from time to time pursuant to the Indenture dated April 1, 2004 among the Company and The Bank of New York, as successor Trustee to JP Morgan Chase Bank (the “Indenture”).
     We have examined the originals or copies, certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.
     Based upon and subject to the foregoing, we are of the opinion that:
     (1) Assuming that the Indenture has been duly authorized, executed and delivered by the Company insofar as English law is concerned, the Indenture has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery of the Indenture by the Trustee and that each of the Trustee and the Company has full power, authority and legal right to enter into and perform its obligations thereunder, the Indenture constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and

AstraZeneca PLC	2	August 31, 2007
     (2) Assuming that the Debt Securities have been duly authorized, executed and delivered by the Company insofar as English law is concerned, the Debt Securities, when the Debt Securities are authenticated in accordance with the terms of the Indenture and the Debt Securities are delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms.
     We have considered the statements relating to legal matters, documents or proceedings included in the Prospectus under the caption “Certain UK and US Federal Tax Considerations — United States Taxation”. In our opinion, such statements fairly summarize in all material respects such matters, documents or proceedings.
     The foregoing opinions are subject to the following qualification:
(a)	Our opinions in paragraphs 1 and 2 above are subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.
     We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. In expressing our opinion herein, we have, without independent investigation, relied as to all matters of English law upon the opinion of Freshfields Bruckhaus Deringer, English solicitors to the Company, which has been filed as an exhibit to the Registration Statement. Our opinion is, insofar as such laws are concerned, subject to the assumptions, qualifications and exceptions contained in such opinion of Freshfields Bruckhaus Deringer.
     We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ DAVIS POLK & WARDWELL